Exhibit 99.2

                  TELEPHONE AND DATA SYSTEMS, INC.

                   PRO FORMA FINANCIAL INFORMATION


             Telephone and Data Systems, Inc. ("TDS"), together with its majority-owned subsidiaries, TDS Telecommunications Corporation, United States Cellular Corporation (AMEX symbol "USM") and American Paging, Inc. (AMEX symbol "APP"), are referred to in this report as the "Company."

             From January 1 through March 31, 1994, the Company acquired controlling interests in six cellular markets and several minority cellular interests representing a total of approximately 822,000 population equivalents. The total consideration paid for these acquisitions was approximately $98.7 million, consisting of 1.8 million TDS Common Shares, the obligation to deliver 42,000 TDS Common Shares in the future, the cancellation of a note receivable of $1.4 million and $4.8 million in cash.

             As of March 31, 1994, the Company had pending agreements to acquire two telephone companies and controlling interests in three cellular markets and minority interests in two markets representing a total of approximately 487,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $88.1 million. If these acquisitions are completed as planned, the Company and/or USM will issue approximately 1.8 million TDS Common Shares, 50,000 USM Common Shares and will pay approximately $1.5 million in cash.

             Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:


   Telephone and Data Systems, Inc. Unaudited Condensed Pro Forma
   Consolidated Financial Statements:

        Unaudited Condensed Pro Forma Consolidated Balance Sheet as of March 31, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of Income
             for the Three Months Ended March 31, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of Income
             for the Year Ended December 31, 1993

        Notes to Unaudited Condensed Pro Forma Consolidated
              Financial Statements

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                    March 31, 1994
                                      Unaudited
                                      ---------
                                    (In Thousands)

                                        ASSETS


                                               Combined    Pro Forma
                                               Completed  Adjustments  Pro Forma
                                   TDS        and Pending  Increase       TDS
                             Consolidated (a) Acquisitions  (Decrease)  Consolidated
                            ------------------------------------------------------

   CURRENT ASSETS               $  220,808    $ 14,172   $     -     $  234,980
                                ---------------------------------------------------------
   INVESTMENTS
    Cellular limited
     partnership interests         100,468           -      (658) (1)    99,810
    Cellular license
     acquisition costs, net        140,777           -         -        140,777
    Marketable equity securities    19,135           -         -         19,135
    Other                          109,040       3,515         -        112,555
                                ---------------------------------------------------------

                                   369,420       3,515      (658)       372,277
                                ---------------------------------------------------------

   PROPERTY, PLANT AND EQUIPMENT
    Telephone plant and
     franchise costs, net          636,271      32,371    34,512 (1)    703,154
    Cellular telephone plant and
      license costs, net         1,069,920       2,678    37,781 (1)  1,110,379
    Radio paging, net               54,870           -         -         54,870
    Other, net                      32,445           -         -         32,445
                                ---------------------------------------------------------
                                 1,793,506      35,049    72,293      1,900,848
                                ---------------------------------------------------------

   OTHER ASSETS AND
    DEFERRED CHARGES                16,852       2,868         -         19,720
                                ---------------------------------------------------------
                                $2,400,586    $ 55,604   $71,635     $2,527,825
                                =========================================================

   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                    March 31, 1994
                                      Unaudited
                                      ---------
                                    (In Thousands)

                         STOCKHOLDERS' EQUITY AND LIABILITIES

                                               Combined    Pro Forma
                                               Completed  Adjustments  Pro Forma
                                   TDS        and Pending  Increase       TDS
                             Consolidated (a) Acquisitions  (Decrease)  Consolidated
                            -----------------------------------------------------
   CURRENT LIABILITIES          $  160,397    $ 12,042   $   822(1)  $  173,261
                                ----------------------------------------------------------
   DEFERRED LIABILITIES
    AND CREDITS                     93,074       6,000         -         99,074
                                ----------------------------------------------------------
   LONG-TERM DEBT,
    excluding current portion      510,868      21,793         -        532,661
                                ---------------------------------------------------------
   REDEEMABLE PREFERRED STOCK,
    excluding current portion       15,058           -         -         15,058
                                ---------------------------------------------------------
   MINORITY INTEREST in
    subsidiaries                   243,934           -       984(1)     244,918
                                ---------------------------------------------------------
   NONREDEEMABLE PREFERRED
    STOCK                           16,652           -         -         16,652
                                ---------------------------------------------------------
   COMMON STOCKHOLDERS' EQUITY
    Common Shares, par
      value $1 per share            45,761         114     1,680(1)      47,555
    Series A Common Shares,
      par value $1 per share         6,884           -         -          6,884
    Common Shares Issuable           1,995           -         -          1,995
    Capital in excess of
      par value                  1,212,207           -    83,804 (1)  1,296,011
    Retained earnings               93,756      15,655   (15,655) (1)    93,756
                                ---------------------------------------------------------
                                 1,360,603      15,769    69,829      1,446,201
                                ---------------------------------------------------------
                                $2,400,586    $ 55,604   $71,635     $2,527,825
                                =========================================================

   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Pro Forma Consolidated Statement of Income
                      For the Three Months Ended March 31, 1994
                                      Unaudited
                                      ---------
                       (In Thousands, except per share amounts)

                                               Combined    Pro Forma
                                               Completed  Adjustments  Pro Forma
                                   TDS        and Pending  Increase       TDS
                               Consolidated Acquisitions(b)  (Decrease)  Consolidated
                              ------------  -------------- --------- ------------
   OPERATING REVENUES
    Telephone                   $   71,060    $  9,333   $     -     $   80,393
    Cellular telephone              66,233         610         -         66,843
    Radio paging                    21,509                     -         21,509
                                -----------   ---------  -------     ------------
     Total operating revenues      158,802       9,943         -        168,745
                                -----------   ---------  -------     ------------
   OPERATING EXPENSES
    Telephone                       48,322       8,091       217 (3)     56,630
    Cellular telephone              67,237         686       400 (3)     68,323
    Radio paging                    20,939                     -         20,939
                                -----------   ---------  -------     ------------
     Total operating expenses      136,498       8,777       617        145,892
                                -----------   ---------  -------     ------------
   OPERATING INCOME                 22,304       1,166      (617)        22,853
                                -----------   ---------  -------     ------------
   INVESTMENT AND OTHER
    INCOME (EXPENSE)
    Interest and dividend
     income                          2,048           -        (9) (5)     2,039
    Minority share of income        (1,197)          -       (12) (2)    (1,094)
                                                             115 (6)
    Cellular investment income, net of
     license cost amortization       3,583           -         -          3,583

    Other, net                         769         159         -            928
                                -----------   ---------  -------     ------------
                                     5,203         159        94          5,456
                                -----------   ---------  -------     ------------
   INCOME BEFORE INTEREST
    AND INCOME TAXES                27,507       1,325      (523)        28,309
    Interest expense                 9,249         484        (9) (5)     9,792
                                                              68 (7)
                                -----------   ---------  -------     ------------
   INCOME BEFORE INCOME TAXES       18,258         841      (582)        18,517
    Income tax expense               8,034         421      (324) (8)     8,131
                                -----------   ---------  -------     ------------
   NET INCOME(c)                    10,224         420      (258)        10,386
    Preferred Dividend
     Requirement                      (564)          -         -           (564)
                                -----------   ---------  -------     ------------
   NET INCOME AVAILABLE
    TO COMMON(c)                $    9,660    $    420   $  (258)    $    9,822
                                ===========   =========  =======     ============
   WEIGHTED AVERAGE
    COMMON SHARES (000s)            52,555                 3,380         55,935
                                ===========              =======     ============
   EARNINGS PER COMMON SHARE(c) $      .18                                  .18
                                ===========                         ===========

   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Pro Forma Consolidated Statement of Income
                         For the Year Ended December 31, 1993
                                      Unaudited
                                      ---------
                       (In Thousands, except per share amounts)
                                               Combined    Pro Forma
                                               Completed  Adjustments  Pro Forma
                                   TDS        and Pending  Increase       TDS
                             Consolidated(d) Acquisitions (Decrease) Consolidated
                             --------------- ------------  --------- ------------
   OPERATING REVENUES
    Telephone                   $  268,122    $ 36,961   $     -     $  305,083
    Cellular telephone             214,310       7,302         -        221,612
    Radio paging                    75,363           -         -         75,363
                                -----------   ---------  -------     ------------
     Total operating revenues      557,795      44,263         -        602,058
                                -----------   ---------  -------     ------------
   OPERATING EXPENSES
    Telephone                      189,012      32,251       869 (3)    222,132
    Cellular telephone             222,966       7,882     1,827 (3)    232,675
    Radio paging                    76,084           -         -         76,084
                                -----------   ---------  -------     ------------
     Total operating expenses      488,062      40,133     2,696        530,891
                                -----------   ---------  -------     ------------
   OPERATING INCOME                 69,733       4,130    (2,696)        71,167
                                -----------   ---------  -------     ------------
   INVESTMENT AND OTHER
    INCOME (EXPENSE)
    Interest and dividend income     8,082          31       (31) (5)     8,082
    Minority share of income          (475)          -       (45) (2)       (66)
                                                             454 (6)
    Cellular investment income, net of
     license cost amortization      15,704           -        85 (4)     15,789
    Gain on sale of cellular
     interests                       4,970           -         -          4,970
    Other, net                        (155)      4,872         -          4,717
                                -----------   ---------  -------     ------------
                                    28,126       4,903       463         33,492
                                -----------   ---------  -------     ------------
   INCOME BEFORE INTEREST
    AND INCOME TAXES                97,859       9,033    (2,233)       104,659
    Interest expense                37,466       2,037       (31) (5)    39,857
                                                             385 (7)
                                -----------   ---------  -------     ------------
   INCOME BEFORE INCOME TAXES       60,393       6,996    (2,587)        64,802
    Income tax expense              26,497       1,664    (2,501) (8)    25,660
                                -----------   ---------  -------     ------------
   NET INCOME (c)                   33,896       5,332       (86)        39,142
    Preferred Dividend
     Requirement                    (2,386)       -          -           (2,386)
                                -----------   ---------  -------     ------------
   NET INCOME AVAILABLE
    TO COMMON (c)               $   31,510    $  5,332   $   (86)    $   36,756
                                ===========   =========  =======     ============
   WEIGHTED AVERAGE COMMON
    SHARES (000s)                   47,266                 3,662         50,928
                                ===========              =======   ============
   EARNINGS PER COMMON
    SHARE (c)                   $      .67                           $      .72
                                ===========                          ============

           The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

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                  TELEPHONE AND DATA SYSTEMS, INC.
   NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)


    (a) Includes the balance sheets of the entities discussed in the second paragraph of this exhibit.

    (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

    (c)   Net  income,   net  income  available   to  common  and
   earnings per share are presented prior to extraordinary items and the cumulative effect of accounting changes.

    (d) Cellular operating revenues and expenses for 1993 have been reclassified to conform to 1994 presentation.

    (e)   The  pro   forma  adjustments  are   described  in  the
   following paragraphs:

     1)   Reflects  TDS's   acquisition  of  the   telephone  and
   cellular telephone interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price in excess of book value (in thousands).
        Purchase price (aggregate)                        $ 88,062
        Less: acquired companies' equity at
         March 31, 1994                                    (15,769)
                                                          ---------
        Purchase price to be allocated                    $ 72,293
                                                          =========
        Purchase price in excess of book value--
             Cellular operations                          $ 37,781
             Telephone operations                           34,512
                                                         ---------
                                                          $ 72,293
                                                          =========
    The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

    2)    Reflects   the   minority   shareholders'  portion   of
   acquired companies' net income.

    3) Reflects the amortization of assumed costs in excess of book value. Excess cost amounts are primarily assumed to be amortized over 40 years.

    4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma
   Consolidated Statements of Income.

    5)    Reflects  the  elimination   of  intercompany  interest
   income and interest expense between the Company and an acquired entity. The acquired entity was previously accounted for by the equity method of accounting (see Note 4).

    6) Reflects the minority shareholders' portion of USM's net income due to the addition of the cellular entities and the related pro forma adjustments in (2)-(4) above.

    7) Reflects the estimated interest expense incurred as a result of increases in Notes Payable in connection with the acquisitions included in the Condensed Pro Forma Consolidated
   Statements of Income.

    8) Reflects the estimated income tax effects of the pro forma adjustments in (2)-(4) and (7) above.